UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 22, 2007
Date of Report (Date of earliest event reported)

GENEVA GOLD CORP.

(Exact name of registrant as specified in its charter)

Nevada	0-32593	98-0441019
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1005 Terminal Way, Suite 110, Reno, Nevada	89502
(Address of principal executive offices)	(Zip Code)

(775) 348-9330
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02          Departure of Directors or Principal Officers; Appointment of Principal Officers.

Effective on January 27, 2006, the Board of Directors (the "Board") of Geneva Gold Corp. (the "Company") accepted the resignation as a director of the Company from Terence F. Schorn (the "Resignation").

As a consequence of the Board's acceptance of the Resignation, the Board is now comprised of each of Messrs. Marcus M. Johnson, Alan Sedgwick, D. Bruce Horton and Stephen Jewett.

SECTION 8 - OTHER EVENTS

Item 8.01          Other Events.

On January 22, 2007, the Company entered into a letter of intent (the "Letter of Intent") with St. Elias Mines Ltd. ("St. Elias"), pursuant to which St. Elias proposed to grant to the Company an option (the "Option") to acquire not less than an undivided 66% legal, beneficial and registrable interest in certain mining leases in Peru including, without limitation, St. Elias' option to earn a 95% interest in the Vilcoro Gold Property project comprised of approximately 600 hectares in Peru (collectively, the "Properties"). The Letter of Intent is attached to this Current Report as an Exhibit.

Under the terms of the Letter of Intent, and in order to exercise its Option to acquire the Properties, the Company is required to make the following non-refundable cash payments to St. Elias totalling U.S.$350,000 in the following manner: (i) the first payment of U.S. 50,000 is due within five business days from the execution of a definitive agreement setting out the terms and conditions of the Option (the "Formal Agreement"); (ii) the second payment of U.S. $100,000 is due on or before the twelve-month anniversary of the signing of the Formal Agreement; and (iii) the third payment of U.S. $200,000 is due on or before the twenty-four-month anniversary of the signing of the Formal Agreement; and the Company is required to issue to St. Elias 50,000 shares of common stock of the Company on or before the twelve-month anniversary of the signing of the Formal Agreement; and the Company is required to incur the following incurred costs totalling U.S. $2,500,000 in the following manner: (i) a first expenditure of U.S. $500,000 to be incurred on or before the twelve-month anniversary of the signing of the Formal Agreement; (ii) the second expenditure of U.S. $750,000 to be incurred on or before the twenty-forth-month anniversary of the signing of the Formal Agreement; and (iii) the third expenditure of U.S. $1,250,000 to be incurred on or before the thirty-sixth-month anniversary of the signing of the Formal Agreement.

Also under the terms of the Letter of Intent: (a) St. Elias will be the operator of the Properties and will receive an 8% operator fee on all exploration expenditures; (b) once the Company exercises the Option, the Company agrees to pay 100% of all on-going exploration, development and production costs until commercial production (the "Production Costs"); and (c) the Company has the right to receive 100% of any cash flow from commercial production of the Properties until it has recouped the Production Costs after which the cash flow will be allocated 66% to the Company and 34% to St. Elias.

The Option Agreement is subject to the following conditions precedent prior to the Company's decision to make the first cash payment thereunder: (a) the completion by the Company of a thorough due diligence investigation in respect of St. Elias and the Property interests within sixty days of the acceptance of the Letter of Intent (the "Due Diligence Period"); and (b) the execution of the Formal Agreement in order to evidence the Option prior to the end of the Company's Due Diligence Period.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01          Financial Statements and Exhibits.

(a)       Financial statements of businesses acquired.

Not applicable.

(b)       Pro forma financial information.

Not applicable.

(c)       Shell company transactions.

Not applicable.

(d)       Exhibits.

Submitted herewith:
Exhibit	Description
10.1	Letter of Intent between the Company and St. Elias dated January 22, 2007 with respect to an Option to acquire certain Properties by the Company from St. Elias.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
GENEVA GOLD CORP. /s/ "Marcus M. Johnson"
DATE: January 26, 2007.	_________________________________ Marcus M. Johnson President, Chief Executive Officer and a director

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